Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Cempra, Inc. on Form S-8 (No. 333-181358) of our report dated March 7, 2013, on our audit of the financial statements of Cempra, Inc. (a development stage company) as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012 and for the period from November 18, 2005 (inception) to December 31, 2012, which report is included in this Annual Report on Form 10-K of Cempra, Inc. for the year ended December 31, 2012.

/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina

March 7, 2013